EXHIBIT 99.1

                                                     NEWS RELEASE

[LOGO of Century Aluminum]

Century Aluminum Elects Craig Davis Chief Executive Officer

      Monterey, CA. - October 15, 2003 - The Board of Directors of Century Aluminum Company (NASDAQ: CENX) announced today that it has elected Board Chairman Craig A. Davis Chief Executive Officer of the company. Mr. Davis served in that capacity prior to January 1, 2003. Gerald A. Meyers, who served as CEO from January 1, 2003 and as a director has resigned from those positions.

      Director John C. Fontaine explained that the board anticipates improving economic conditions soon may permit the company to achieve some of its long-term strategic objectives. "As Chairman, Craig has been concentrating on strategic initiatives for the company," he said. "He has a proven track record, and the board believes that at this time Craig is the best person to lead the Century team as the company continues to grow, diversify and reposition itself."

      Mr. Fontaine noted that, during Mr. Davis' prior service as CEO, the company substantially restructured, repositioned and improved its rolling operations, then altered its strategy to focus on primary and upstream businesses when it recognized that because of the company's size it couldn't compete long-term in the rolling business. It then profitably sold its rolling and cast plate operations and purchased additional (and lower cost) primary production capacity at Hawesville, Kentucky, and Mt. Holly, South Carolina. The company has remained cash-flow positive at all times despite the prolonged economic slump which began early in 2001, Mr. Fontaine added.

      "Today Century is a much stronger company than it was in 1996, it is better focused and positioned to take advantage of the expected upturn in the economy," Mr. Fontaine said. "The board is pleased Craig will lead the company's efforts to further grow, diversify and strengthen."

      "The company also has focused on improving and lowering the costs of its existing operations over the past several years," Mr. Fontaine said. "Gerry Meyers has led this successful effort, and we are appreciative of his contribution to the company."

      Century owns 525,000 metric tons per year (mtpy) of primary aluminum capacity. It owns and operates the 170,000-mtpy plant at Ravenswood, WV, and the 244,000-mtpy plant at Hawesville, KY. Century also owns a 49.67 percent interest in the 222,000-mtpy plant at Mt. Holly, SC. Alcoa, Inc. owner the remaining interest at Mt. Holly and is the operator. Century's headquarters are in Monterey, CA.

      Century's press releases may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions that such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties. Actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors.

Editorial contact:  A. T. Posti 831/642-9364

                                                     Century Aluminum Company
                                                     25ll Garden Road
                                                     Building A, Suite 200
                                                     Monterey, CA 93940

                                                     831-642-9300 Phone
                                                     831-642-9399 Fax